Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE CHARLES SCHWAB CORPORATION,
NEON ACQUISITION CORP.
AND
OPTIONSXPRESS HOLDINGS, INC.
DATED AS OF MARCH 18, 2011

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INDEX OF DEFINED TERMS

401(k) Plan	47
Acquiror	1
Acquiror Capitalization Date	31
Acquiror Common Stock	3
Acquiror Disclosure Letter	30
Acquiror Options	4
Acquiror Plans	47
Acquiror Preferred Stock	3
Acquiror Reports	33
Acquiror Stock-Based Award	5
Acquisition Proposal	45
Advisers Act	23
affiliate	29
Agreement	1
Antitrust Approvals	51
Book-Entry Shares	6
Business Day	2
Capitalization Date	10
CEA	24
CERCLA	27
Certificate of Merger	1
Certificates	6
CFTC	22
Change in Company Recommendation	43
Closing	2
Closing Date	2
Code	1
Company	1
Company Board Approval	21
Company Common Stock	3
Company Contract	25
Company Disclosure Letter	8
Company Employees	19
Company ESPP	5
Company Option	4
Company Preferred Stock	10
Company Recommendation	43
Company Reports	14
Company Stock Incentive Plans	5
Company Stock-Based Award	4
Company Stockholders Meeting	43
Confidentiality Agreement	43
control	29
Converted Award	4
Credit Agreement	11
Derivative Transaction	30
DGCL	1
Effective Time	2
Environmental Laws	27
ERISA	19
ERISA Affiliate	20
Exchange Act	14
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	3
FINRA	22
Foreign Benefit Plans	21
Form S-4	13
GAAP	9
Governmental Entity	14
HSR Act	13
incentive stock options	4
Indemnified Parties	48
Insurance Amount	49
Investment Company Act	23
IT Assets	28
knowledge	58
Law	13
Liens	11
Material Adverse Effect	8
Materials of Environmental Concern	27
Merger	1
Merger Consideration	3
Merger Sub	1
NFA	22
Notice Period	44
NYSE	3
Order	16
person	58
Plans	19
Proprietary Rights	28
Proxy Statement/Prospectus	13
Required Company Vote	21
Requisite Regulatory Approvals	51
SEC	13
Securities Act	14

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Significant Subsidiary	33
Subsidiary	10
Superior Proposal	45
Surviving Company	1
Tax	19
Tax Return	19
Taxes	19
Termination Notice Period	54
Termination Payment	55
Voting Agreement	1
willful and material breach	55

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2011 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among THE CHARLES SCHWAB CORPORATION, a Delaware corporation (“Acquiror”), NEON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation (the “Company”).
WHEREAS, Acquiror, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and related transactions provided for herein;
WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which, subject to the terms thereof, such stockholders have agreed, among other things, to vote their shares of Company Common Stock (as defined in Section 2.1) in favor of the adoption of this Agreement; and
WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER
1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws (as defined in Section 4.3(b)) of the State of Delaware.
1.2. Effective Time. On the Closing Date (as defined in Section 1.4), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date or time specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.
1.4. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on (i) the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York City are required or authorized by Law to be closed.
1.5. Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and of applicable Law.
1.6. Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Company until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Company and as provided by Law.
1.7. Directors of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
1.8. Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly appointed, or their earlier death, resignation or removal.
ARTICLE II
CONSIDERATION
2.1. Effect on Company Common Stock and Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”):
(a) All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock or (ii) owned directly by Acquiror (other than, in the case of this clause (ii), shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or held by Acquiror as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary (as defined in Section 4.1(b)) of the Company or by any wholly owned Subsidiary of Acquiror (other than shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted) shall remain outstanding as shares of the Surviving Company, and no shares of Acquiror Common Stock, cash or other consideration shall be delivered in exchange therefor.
(b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.02 fully paid and nonassessable shares of Acquiror Common Stock (the “Exchange Ratio”). For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2).
(c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.
2.2. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Acquiror Common Stock) by the closing price of Acquiror Common Stock on the New York Stock Exchange (the “NYSE”) as such price is reported on the screen entitled “Comp/CLOSE/PRICE” on Bloomberg L.P. (or such other source as may be mutually agreed to by Acquiror and the Company), on the last trading day immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
2.3. Acquiror Common Stock; Acquiror Preferred Stock. At and after the Effective Time, each share of Acquiror Common Stock and each share of preferred stock, par value $0.01 per share, of Acquiror (the “Acquiror Preferred Stock”), if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and shall not be affected by the Merger.

2.4. Treatment of Options and Other Stock Based Awards. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to any Company Stock Incentive Plans (as defined in Section 2.4(d)), whether vested or unvested, shall be assumed by Acquiror and shall be honored by Acquiror in accordance with its terms following its conversion in the Merger into an option to purchase Acquiror Common Stock (“Acquiror Options”), except that Acquiror may at its option decide to cancel in exchange for a cash payment any Company Options held by Company Employees who reside outside of the United States. From and after the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Acquiror Common Stock equal to the product of (I) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Option and (II) the Exchange Ratio, rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Company Option, divided by (z) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. In all events, the foregoing substitution of all Company Options with Acquiror Options shall comply with the requirements of Section 409A of the Code and shall not cause any assumption or substitution of Company Options to be treated as a grant of a new stock right or a change in the form of payment within the meaning of Treas. Reg. §1.409A — 1(6)(5)(v)(D).
(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of the Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Incentive Plans (including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents), other than Company Options (each, a “Company Stock-Based Award”), which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to a number of shares of Acquiror Common Stock (a “Converted Award”) equal to the product of (x) the number of shares of Company Common Stock subject to the Company Stock-Based Award and (y) the Exchange Ratio, provided, that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and the Converted Awards otherwise shall remain subject to the terms of the applicable Company Stock Incentive Plan and the agreements or letters evidencing grants thereunder after giving effect to any rights resulting exclusively from the transactions contemplated under this Agreement pursuant to the Company Stock Incentive Plans and the award agreements thereunder.

(c) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b). As soon as practicable after the Effective Time, Acquiror shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Acquiror Common Stock subject to such Acquiror Options and other Acquiror equity-based award including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents (each, an “Acquiror Stock-Based Award”), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Acquiror Options and Acquiror Stock-Based Awards remain outstanding.
(d) The Company shall ensure that following the Effective Time no holder of any equity-based right under the Company’s 2001 Equity Incentive Plan, the 2005 Equity Incentive Plan and the 2008 Equity Incentive Plan (each as amended, supplemented or otherwise modified from time to time, and collectively, the “Company Stock Incentive Plans”) and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall have any right to acquire equity securities of the Company or the Surviving Company.
(e) The Company shall take all actions necessary to (i) terminate the offering period currently in effect under the Company 2005 Employee Stock Purchase Plan (the “Company ESPP”) effective as soon as practicable after the date of this Agreement, (ii) provide that no new offering periods commence thereafter under the Company ESPP, (iii) provide that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during the current period and (iv) provide that on the last day of the current offering period as shortened hereunder, each participant in the applicable Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the applicable Company ESPP in respect of the applicable offering period, as shortened, in accordance with section 14(b)(ii) of the Company ESPP. In addition, the Company shall take all actions necessary to terminate the Company ESPP effective as of the Effective Time.
2.5. Reservation of Right to Revise Structure. Acquiror may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration, (B) materially impede or delay consummation of the Merger or (C) adversely affect the federal income tax treatment of the Company or holders of Company Common Stock in connection with the Merger. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
2.6. Withholding Rights. Each of the Exchange Agent (as defined in Section 3.1), Acquiror or any of Acquiror’s Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax (as defined in

Section 4.10(n)(i)) Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder of Company Common Stock that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Acquiror or any of Acquiror’s Subsidiaries by any Governmental Entity on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Acquiror and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.
2.7. Certain Adjustments. The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization. Acquiror will not effect any such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization without ensuring that sufficient shares of Acquiror Common Stock will be authorized and available for payment as consideration for the Company Common Stock as contemplated hereby.
ARTICLE III
EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
3.1. Acquiror to Make Merger Consideration Available. At or promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of (a) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) and (b) evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Book-Entry Shares”), for exchange in accordance with this Article III, certificates or, at Acquiror’s option, evidence of shares of Acquiror Common Stock in book-entry form in an amount sufficient to pay the aggregate Merger Consideration. In addition, Acquiror shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash in lieu of any fractional shares payable pursuant to Section 2.2. With respect to any cash deposited by Acquiror with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash while held in the Exchange Fund as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to and be income of Acquiror. For purposes of this Agreement, the “Exchange Fund” shall mean all Acquiror Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.1.
3.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Exchange Agent) containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Article II. In lieu thereof, each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Acquiror shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration that such holder is entitled to receive pursuant to Article II, and the Book Entry Shares of such holder shall forthwith be cancelled.
(b) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive shares of Acquiror Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Acquiror Common Stock issuable to such holder in respect of such Certificate.
(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be returned, at the request of Acquiror, to Acquiror or transferred as directed by Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Merger Consideration and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Acquiror, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Acquiror and Merger Sub that, (i) except as set forth on the Company Disclosure Letter delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) except as disclosed in the Company Reports (as defined in Section 4.5(a)) filed and publicly available prior to the date of this Agreement and on or after January 1, 2009 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):
4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Acquiror, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has had or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such party and its

Subsidiaries taken as a whole or (y) prevents or materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, such party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in Laws of general applicability or published interpretations thereof by Governmental Entities, in United States generally accepted accounting principles (“GAAP”) or in regulatory accounting requirements applicable to the industries in which such party and its Subsidiaries operate, (ii) the announcement of this Agreement or compliance with the terms of, or any action of any party to this Agreement or any of its Subsidiaries expressly required to be taken by it under, this Agreement, including the loss of customers, employees or vendors demonstrably arising as a result thereof, (iii) any changes after the date of this Agreement in general economic conditions in the United States affecting the industries in which such party and its Subsidiaries operate, (iv) any changes after the date of this Agreement in conditions in the financial markets, credit markets or capital markets in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, including (A) changes in interest rates or currency exchange rates and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (v) any changes after the date of this Agreement in conditions in the industries in which such party and its Subsidiaries conduct business, including changes in conditions in the brokerage industry generally, (vi) any changes after the date of this Agreement in global or national political conditions in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations and (viii) any actions taken which the other party has in writing expressly approved, consented to or requested; provided, that the effect of such changes or actions described in clauses (i) through (viii) above shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate, and provided, further, that a decrease in the trading or market prices of a party’s capital stock or any failure to meet public estimates, projections or internal budgets or forecasts shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood and agreed that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such decrease or failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect). The certificate of incorporation and bylaws of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. The Company has delivered or made available to Acquiror complete and correct copies of all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the Company’s stockholders, board of directors and each committee thereof since January 1, 2008.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, limited liability company, partnership, or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. The certificates of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
4.2. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 75,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of March 16, 2011 (the “Capitalization Date”), there were 57,428,920 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock were held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of the Capitalization Date. Since the Capitalization Date and through the date of this Agreement, the Company has not (x) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for issuances of Company Common Stock as a result of the exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (y) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 1,936,022 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options, (ii) 564,927 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Stock-Based Awards, (iii) 1,967,826 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Incentive Plans and not otherwise subject to issuance as provided in clauses (i) and (ii) herein, and (iv) 488,156 shares of Company Common Stock available for issuance pursuant to the Company ESPP. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted). Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) register, issue, deliver, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.
(b) The Company has provided to Acquiror a list setting forth, as of the date of this Agreement, all outstanding Company Options, Company Stock-Based Awards and all other equity or equity-based awards relating to Company Common Stock, the names of the optionees or grantees thereof, the date each such Company Option, Company Stock-Based Award or other award was granted, the number of shares of Company Common Stock subject to each such Company Option, Company Stock-Based Award or underlying each such other award, the expiration date of each such Company Option, Company Stock-Based Award or other award, any vesting schedule with respect to a Company Option or Company Stock-Based Award which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions and the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any). The exercise price per share of each Company Option was, on the applicable date of grant of the Company Option, no less than the fair market value of one share of Company Common Stock on such grant date.
(c) Section 4.2(c) of the Company Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”) other than Liens granted pursuant to the Credit Agreement, and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. For purposes of this Agreement, the “Credit Agreement” shall mean the Company’s Credit Agreement, dated as of November 22, 2010, with Bank of America, N.A. and the other lenders party thereto.

(d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary or nominee capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.
(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither the Company nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding, and in accordance with the terms in effect, as of the date hereof) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.
(f) As of March 17, 2011, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany indebtedness or operating leases) is (A) $120,000,000 of variable rate term loan outstanding under the Credit Agreement and (B) no more than $1,000,000 of other amounts of indebtedness for borrowed money.
4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 4.12(b)), to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement have been duly and validly approved by all necessary corporate and stockholder action of the Company (subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Required Company Vote), and no other corporate or stockholder proceedings on the part of the Company are necessary to approve this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement and the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
(b) Neither the execution and delivery of this Agreement or the Voting Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement or the Voting Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (as defined in Section 4.4) (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, except for such violations that would not be material to the Company and its Subsidiaries taken as a whole, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.
4.4. Consents and Approvals. Except for (i) the approval of the listing on the NYSE, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Company Vote, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 4.4(vi) of the Company Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, commodities futures Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, commodities futures merchants, investment companies and investment advisors and set forth in Section 4.4(vii) of the Company Disclosure Letter, (viii) the consents and approvals set forth in Section 4.4(viii) of the Company Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Acquiror, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company or any of its Subsidiaries (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and the Voting Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
4.5. SEC Documents; Other Reports; Internal Controls. (a) The Company has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Acquiror true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries relating to the Company Reports occurring since January 1, 2009 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b) The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has notified the Company that it has initiated any proceeding or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.
(c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(e) The Company has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is (i) recorded, processed, summarized and reported within the time frames specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.
(f) Since December 31, 2007, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.
4.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the

Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC or (ii) liabilities or obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than pursuant to or as contemplated by this Agreement.
4.7. Broker’s Fees. Except for Evercore Group L.L.C., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Evercore Group L.L.C. relating to any such fees or commissions have been furnished to Acquiror prior to the date hereof.
4.8. Absence of Certain Changes or Events. Since December 31, 2010 (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 (other than Section 6.2(e)(i)) if taken after the date of this Agreement.
4.9. Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such a director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or (ii) challenging the validity of the transactions contemplated by this Agreement or the Voting Agreement and as to which (in the case of this clause (ii)) there is a reasonable possibility of an adverse determination.
(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (each, an “Order”), other than those of general application that apply to similarly situated companies or their Subsidiaries, imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order. To the knowledge of the Company, there are no investigations relating to any regulatory matters pending before any Governmental Entity with respect to the Company or any of its Subsidiaries.
(c) Since December 31, 2007, (i) there have been no subpoenas, written demands or inquiries received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity and as to which there is a reasonable possibility of a material adverse action, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand or inquiry.
4.10. Taxes.
(a) With respect to the Company or any of its Subsidiaries (i) no audit assessment, dispute or claim concerning any material Tax liability is being conducted, is pending or has been threatened in writing by a Governmental Entity; (ii) each has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as defined in Section 4.10(n)(ii)) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) timely paid in full all material Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company or such Subsidiary, as applicable (in accordance with GAAP) for all such Taxes, whether or not shown as due on such Tax Returns; (iii) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries; and (v) no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.
(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a joint, combined, unitary or consolidated Tax Return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.
(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.
(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).
(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax, which waiver or extension is still in effect.
(h) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.
(i) Neither the Surviving Company nor any of its Subsidiaries or successors (with respect to items of the Surviving Company or any of its Subsidiaries), as determined under Treasury Regulation Section 1.1502-12, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by a Governmental Entity or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date (including any adjustments pursuant to Section 481(a) of the Code and any similar provision of state, local or foreign Law), (ii) intercompany transaction subject to Sections 367 or 482 of the Code or Treasury Regulation Section 1.1502-13, (iii) excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iv) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a prepaid amount received or paid prior to the Closing Date, (vi) deferred gains arising prior to the Closing Date, or (vii) deferred cancellation of indebtedness income.
(j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the past five (5) years.
(k) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.
(l) Neither the Company nor any of its Subsidiaries is or has been an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.
(m) Neither the Company nor any of its Subsidiaries has completed any transaction or made any election that would require a reduction of any Tax attributes including basis in assets (and including basis in the stock of any Subsidiaries), whether by reason of Treasury Regulation Section 1.1502-36(d), Section 108 of the Code or Section 1017 of the Code.
(n) For purposes of this Agreement:
(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and
(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.
4.11. Employees; Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and all stock purchase, stock incentive, loan, severance, employment, change-in-control, collective bargaining, fringe benefit, deferred compensation plans, agreements, programs, policies and arrangements and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.
(b) With respect to each Plan, the Company has delivered to Acquiror or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description, plan prospectus and other material written communications by the Company or any of its Subsidiaries to a significant number of Company Employees concerning the extent of the benefits provided under any Plan not otherwise memorialized in any of the foregoing; (iv) a summary of any proposed amendments or changes to the Plans that the Company has committed to make at any time within the twelve (12) months immediately following the date hereof and

(v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to meet minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred with respect to any Plan; (iv) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (v) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.
(d) (i) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or prototype opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (ii) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (iii) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or other applicable Laws; and (iv) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change or increase benefits (or the levels thereof) under any Plan at any time within the twelve (12) months immediately following the date hereof.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company or its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company or its Subsidiaries were to engage in a complete withdrawal (as defined in Section 4023 of ERISA) or partial withdrawal (as defined in Section 4025 of ERISA) from any such multiemployer; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(f) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or to the knowledge of the Company, threatened.
(g) (i) No Plan exists that could (x) result in the payment to any present or former Company Employee of any money or other property, (y) accelerate or provide any other rights or benefits to any present or former Company Employee or (z) require the funding of any trust for the benefit of any present or former Company Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). (ii) There is no Plan that, individually or collectively, could reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code in connection with the transactions contemplated under this Agreement.
(h) No Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States, except for any such Plan set forth in Section 4.11(h) of the Company Disclosure Letter (the “Foreign Benefit Plans”). Except as would not reasonably be expected to result in a material liability to the Company, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and (ii) all Foreign Benefit Plans that are required to be funded have been funded in accordance with applicable law, and with respect to all other Foreign Benefit Plans, reserves have been established on the accounting statements of the applicable Company or Subsidiary entity in accordance with GAAP.
4.12. Board Approval; Stockholder Vote Required. (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 7.3(a)).
(b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).
(c) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement from, and this Agreement, the

Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including Section 203 of the DGCL. The Company has taken all action required to be taken by it in order to make this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement comply with, and this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement do comply with, the requirements of any articles, sections or provisions of the Company’s certificate of incorporation or bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
4.13. Compliance with Applicable Law; Permits. (a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2007 held, all licenses, franchises, permits, consents, approvals and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and, to the knowledge of the Company, no suspension or cancellation of any such required license, franchise, permit, consent, approval or authorization is threatened. The Company and each of its Subsidiaries have complied since December 31, 2007 in all material respects with, and are not in default or violation in any material respect of, (i) all applicable Laws and (ii) all posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material default or material violations of any applicable Law.
(b) The Company, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent, associated person, or salesperson with the SEC, the Chicago Board Options Exchange, the Financial Industry Regulatory Authority (the “FINRA”), the National Futures Association (the “NFA”) or the Commodity Futures Trading Commission (the “CFTC”) (or in equivalent capacities with any other Governmental Entity) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective directors, officers, and employees, and such other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports were accurate and complete in all material respects as of their respective dates of filing), and neither the Company nor any of its Subsidiaries is subject to any liability or disability by reason of the failure of any such entity or person to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) The Company has delivered or made available to Acquiror a true, correct and complete copy of (i) the currently effective Forms ADV, BD or 7-R as filed with or deemed filed with the SEC, the FINRA or the NFA, as applicable, by each Subsidiary of the Company required to file such forms, (ii) all currently effective state and other federal registration forms applicable to such Subsidiary as a registered investment adviser, broker-dealer, futures commission merchant or introducing broker, and (iii) all reports and all material correspondence filed by each Subsidiary with any Governmental Entity under the Exchange Act, the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and under similar state or foreign Laws since December 31, 2007. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(d) Except as disclosed on the Forms ADV, BD, U4 or 7-R of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act), “persons associated with an investment adviser” (as defined in the Advisers Act), or “affiliated persons” (as defined in the Investment Company Act) has been or is the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Forms ADV or BD as of the date of this Agreement and no material disciplinary proceeding or order is pending or, to the Company’s knowledge, threatened, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker, a dealer or an associated person of a broker or dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.
(e) The Company and its Subsidiaries have at all times since January 1, 2008, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in compliance with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. There are no material disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.
(f) The accounts of each investment advisory client of the Company or any of its Subsidiaries subject to ERISA have been managed by the Company or its applicable Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries or Acquiror or its affiliates.
(g) Section 4.13(g) of the Company Disclosure Letter sets forth with respect to the Company and its Subsidiaries a complete and accurate list of all currently effective (i) broker-dealer licenses or registrations, (ii) licenses and registrations as an investment adviser under the Advisers Act or any similar state or foreign Laws, (iii) licenses and registrations as a futures commission merchant under any rules or regulations of the CFTC and (iv) licenses and registrations as an introducing broker under the Commodity Exchange Act, as amended (the “CEA”), or any similar state or foreign Laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a commodities trading adviser or commodity pool operator under the CEA or any similar state Laws.
(h) Section 4.13(h) of the Company Disclosure Letter sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries holds membership or has been granted trading privileges.
(i) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Law and common law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
4.14. Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement, (ii) which (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available business opportunities or products or services to any person on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by the Company or its Subsidiaries to their customers) or (B) is an agreement of the types referred to in clause (A) that could apply to Acquiror or any of its affiliates after the Closing by reason of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, (iii) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which provides for any guaranty of third party obligations, other than any guaranty by the Company of its Subsidiaries’ obligations, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (ix) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (x) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (xi) which relates to the performance of material third-party clearing or execution services, (xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2011, of more than $500,000, (xiii) which relates to material Proprietary Rights (as defined in Section 4.20(a)) owned or licensed by the Company or licensed to third parties (including permitting third parties to use the name “optionsXpress” or any variant thereof), or (xiv) which relates to material contracts related to IT Assets (as defined in Section 4.20(b)). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports filed since January 1, 2010 and prior to the date hereof, is referred to herein as a “Company Contract”. The Company has made available to Acquiror true, correct and complete copies of each Company Contract.
(b) Except as would not be material to the Company and its Subsidiaries taken as a whole, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract. No party to any Company Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Company Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Contract, has repudiated in writing any material provision thereof.

4.15. Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the Form S-4 that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.16. Title to Property. (a) The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) for Taxes, assessments and similar charges not yet due or being contested in good faith and (ii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business), except, in the case of (i) and (ii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the lessor and address thereof. The Company has made available to Acquiror true, correct and complete copies of each such material lease of real property.
4.17. Insurance. The Company and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.17 of the Company

Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, broker, coverage, policy number and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No notice of cancellation has been received with respect to any of the insurance policies maintained by or on behalf of the Company or any of its Subsidiaries and there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
4.18. Environmental Liability. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal Law relating to the protection of the environment or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants or other materials regulated pursuant to, or that would reasonably be expected to give rise to liability under Environmental Laws (“Materials of Environmental Concern”) in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.
4.19. Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., dated as of the date of this Agreement, to the effect that, as of such date,

the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.
4.20. Intellectual Property. (a) For purposes of this Agreement, “Proprietary Rights” shall mean common law and statutory rights anywhere in the world associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) trade secrets (as defined in the Uniform Trade Secrets Act) or under applicable common Law, proprietary know-how and confidential information, (iv) trademarks, trade names and service marks, (v) Internet domain names, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all Proprietary Rights that are used in the conduct of their businesses free and clear of all Liens and any claims of ownership by current or former employees, contractors or other third parties, (ii) neither the Company nor any of its Subsidiaries is infringing, diluting, misappropriating or violating, nor has the Company or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person, and (iii) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement will result in a breach of, or loss of any benefit under, any license, sublicense or other agreement or any term or condition thereof, pursuant to which the Company grants or is granted any Proprietary Rights. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its Subsidiaries. The Company and each of its Subsidiaries have taken all reasonable actions, consistent with industry practices and Law, to protect and maintain all (a) material Proprietary Rights and (b) the security, confidentiality, value and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and services and all associated documents (the “IT Assets”) operate and perform as necessary for the Company and its Subsidiaries to conduct their businesses, and have not materially malfunctioned or failed such that there has been a material impact on the operations of the businesses of the Company and its Subsidiaries within the past two (2) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices and Law. Without limiting the foregoing, the Company and its Subsidiaries (x) own or have the valid right to use the name “optionsXpress” in all applicable jurisdictions, free and clear of all Liens and (y) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name. No third party has asserted any rights in or to the name “optionsXpress”.
(c) No Proprietary Rights of the Company or any of its Subsidiaries or related documentation is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Proprietary Rights of the Company or any of its Subsidiaries on, the disclosure, licensing, or distribution of any source code or patent rights for any portion of such Proprietary Rights of the Company or any of its Subsidiaries or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any such Proprietary Rights.
4.21. Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
4.22. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, complaint, charge, arbitration, inquiry, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the best knowledge of the Company, threatened. The Company and each of its Subsidiaries is in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.
4.23. Derivative Instruments and Transactions. (a) Except such as would not reasonably be expected to have a Material Adverse Effect on the Company, all Derivative Transactions (as defined in Section 4.23(b)) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent industry practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.
(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
4.24. Approvals. As of the date of this Agreement, the Company knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement should not be obtained on a timely basis.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Acquiror and Merger Sub hereby represent and warrant to the Company that, (i) except as set forth on the Acquiror Disclosure Letter delivered by Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), it being understood and agreed that each item in a particular section of the Acquiror Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) except as disclosed in the Acquiror Reports (as defined in Section 5.5(a)) filed and publicly available prior to the date of this Agreement and on or after January 1, 2009 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):
5.1. Corporate Organization. Each of Acquiror and Merger Sub is duly organized and validly existing as a corporation incorporated under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. The copies of the certificate of incorporation and bylaws of each of Acquiror and Merger Sub which have been made available to the Company are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.
5.2. Capitalization. The authorized capital stock of Acquiror consists of 3,000,000,000 shares of Acquiror Common Stock and 9,940,000 shares of Acquiror Preferred Stock. As of the close of business on February 28, 2011 (the “Acquiror Capitalization Date”), there were 1,205,317,822 shares of Acquiror Common Stock issued and outstanding and no shares of Acquiror Preferred Stock issued and outstanding. As of the Acquiror Capitalization Date, 223,286,700 shares of Acquiror Common Stock were held in Acquiror’s treasury. As of the Acquiror Capitalization Date, no shares of Acquiror Common Stock or Acquiror Preferred Stock were reserved for issuance, except for (i) an aggregate of 55,941,396 shares of Acquiror Common Stock reserved for issuance upon the exercise of outstanding Acquiror Options, (ii) 3,801,100 shares of Acquiror Common Stock reserved for issuance upon the settlement of outstanding Acquiror Stock-Based Awards, (iii) 17,935,985 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Stock Incentive Plans and not otherwise subject to issuance as provided in clauses (i) and (ii) herein, and (iv) 46,261,877 shares of Acquiror Common Stock available for issuance pursuant to Acquiror’s Employee Stock Purchase Plan. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, except as set forth in this Section 5.2, neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of Acquiror’s capital securities or other equity securities of Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror’s capital securities or equity-based awards, nor is there any agreement, to which Acquiror or any of its Subsidiaries is a party obligating Acquiror or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Acquiror or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. The shares of Acquiror Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and owned beneficially and of record by Acquiror.
5.3. Authority; No Violation. (a) Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, in the case of Acquiror, the Voting Agreement and to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement by Acquiror and the execution and delivery of this Agreement by Merger Sub, and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, as applicable, have been duly and validly approved by all necessary corporate action of Acquiror and Merger Sub, and no other corporate or stockholder proceedings on the part of Acquiror or Merger Sub are necessary to approve this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as sole stockholder of Merger Sub (which Acquiror shall cause to occur as soon as reasonably practicable following the execution of this Agreement)) and the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by Acquiror and this Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the Company, and, in the case of the Voting Agreement, by the other parties thereto) constitutes a valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, as applicable, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
(b) Neither the execution and delivery of this Agreement or the Voting Agreement by Acquiror and this Agreement by Merger Sub, nor the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, nor compliance by Acquiror and Merger Sub with any of the terms or provisions of this Agreement and the Voting Agreement, as applicable, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Acquiror, the certificate of incorporation, bylaws or similar governing documents of Merger Sub or any of the similar governing documents of any of Acquiror’s Significant Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries or any of their respective properties, rights or assets, except for such violations that would not be material to Acquiror and its Subsidiaries taken as a whole or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. For purposes of this Agreement, the term “Significant Subsidiary” shall have the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Exchange Act.
5.4. Consents and Approvals. Except for (i) the approval of the listing on the NYSE, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b), (ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Company Vote, (v) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 5.4(vi) of the Acquiror Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, commodities futures Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, commodities futures merchants, investment companies and investment advisors and set forth in Section 5.4(vii) of the Acquiror Disclosure Letter, (viii) the consents and approvals set forth in Section 5.4(viii) of the Acquiror Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Acquiror or Merger Sub are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and the Voting Agreement and the execution and delivery by Merger Sub of this Agreement and (B) the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
5.5. SEC Documents; Other Reports; Internal Controls. (a) Acquiror has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the “Acquiror Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Acquiror Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Acquiror Reports. None of Acquiror’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b) Acquiror and each of its Significant Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the Acquiror Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Acquiror and its Significant Subsidiaries, no Governmental Entity has notified Acquiror that it has initiated any proceeding or, to the knowledge of Acquiror, threatened an investigation into the business or operations of Acquiror or any of its Significant Subsidiaries since December 31, 2007 that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
(c) Acquiror has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s auditors and the audit committee of Acquiror’s board of directors and in Section 5.5(c) of the Acquiror Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal controls over financial reporting.
(d) The records, systems, controls, data and information of Acquiror and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acquiror or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Acquiror and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(e) Acquiror has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Acquiror and its Subsidiaries is made known to the management of Acquiror by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Acquiror Reports.
(f) Since December 31, 2007, (x) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to the board of directors of Acquiror or any committee thereof or to any director or officer of Acquiror.
5.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of Acquiror (including any related notes and schedules thereto) included in the Acquiror Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of Acquiror included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC or otherwise disclosed in the Acquiror Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities or obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice, neither Acquiror nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Acquiror.
5.7. Broker’s Fees. Except for UBS Securities LLC, whose fees and expenses shall be paid by Acquiror, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Since December 31, 2010, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
5.9. Legal Proceedings. (a) Neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Acquiror’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Acquiror or any of its Subsidiaries or challenging the validity of the transactions contemplated by this Agreement or the Voting Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
(b) There is no Order specifically imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Acquiror or any of its Subsidiaries.
5.10. Board Approval; No Stockholder Vote Required. (a) The board of directors of Acquiror has duly approved this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and has declared it advisable for Acquiror to enter into this Agreement and the Voting Agreement.
(b) The board of directors of Merger Sub has (i) duly approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) declared it advisable for Merger Sub to enter into this Agreement and (iii) directed that Merger Sub submit the adoption of this Agreement to its sole shareholder, Acquiror.
(c) No vote of the holders of shares of Acquiror Common Stock is necessary to approve and adopt this Agreement and the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement (including the Merger).
5.11. Compliance with Applicable Law; Permits. (a) Acquiror and each of its Subsidiaries hold, and have at all times since December 31, 2007 held, all licenses, franchises, permits, consents, approvals and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to each, and have complied since December 31, 2007 with and are not in default or violation of any, applicable Law relating to Acquiror or any of its Subsidiaries, except where the failure to hold such license, franchise, permit, consent, approval or authorization or such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, and except as disclosed in the Acquiror Reports filed since January 1, 2010 and prior to the date of this Agreement, neither Acquiror nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
(b) Acquiror, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent, associated person, or salesperson with the SEC, the FINRA, the NFA or the CFTC (or in equivalent capacities with any other Governmental Entity) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Acquiror, each of its Subsidiaries and each of their respective directors, officers, and employees, and such other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports were accurate and complete in all material respects as of their respective dates of filing), and neither Acquiror nor any of its Subsidiaries is subject to any liability or disability by reason of the failure of any such entity or person to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
5.12. Acquiror Information. The information relating to Acquiror, Merger Sub and any other Subsidiaries of Acquiror to be provided by Acquiror for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus that relate to Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the Form S-4 that relate to Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
5.13. Approvals. As of the date of this Agreement, neither Acquiror nor Merger Sub knows of any reason relating to Acquiror or any of its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement should not be obtained on a timely basis.
5.14. Tax-Free Reorganization Treatment. Neither Acquiror nor Merger Sub has taken or agreed to take any action and has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

5.15. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its (A) commercially reasonable efforts to (i) conduct its business only in the usual, regular and ordinary course consistent with past practice, (ii) maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees; and (B) reasonable best efforts not to take any action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement or (y) the consummation of the transactions contemplated by this Agreement and the Voting Agreement.
6.2. Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):
(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights, other than dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; (iii) issue or grant, or commit to issue or grant, any additional shares of capital stock or other equity interest (except pursuant to the exercise of Company Options or the settlement of Company Stock-Based Awards outstanding as of the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options and Company Stock-Based Awards); or (iv) accelerate, amend or change the period of exercisability or vesting of Company Options or Company Stock-Based Awards or authorize cash payments in exchange for Company Options or Company Stock-Based Awards, in each case except as otherwise required by any existing plans or agreements.

(b) enter into any new line of business, make any material changes to products or services or change its brokerage policies, risk policies or other operating policies or practices in any material respect, except as required by Law or by policies imposed by a Governmental Entity;
(c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue, or abandon or fail to maintain, any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to the Company or any of its Subsidiaries or any claims held by the Company or any of its Subsidiaries, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Letter;
(d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or nominee capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;
(e) enter into, renew, extend or terminate (i) any lease, license, contract or other agreement that calls for aggregate annual payments of $500,000 or more, (ii) any Company Contract (or any contract or agreement that would have been a Company Contract if it had been in effect on the date hereof) or (iii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 4.21; or make any material change in any of such leases, licenses, contracts or other agreements, other than in the case of clauses (i) and (ii), renewals of such leases, licenses, contracts or other agreements for a term of one (1) year or less without material changes to the terms thereof;
(f) except as required by Law or any Plan disclosed in Section 4.11(a) of the Company Disclosure Letter or as expressly provided in Section 2.4(a) of this Agreement: (i) increase (or decrease) the compensation or benefits of any Company Employee; (ii) pay any bonus other than normal year end annual cash bonuses payable under a Plan to the extent described in Section 6.2(f) of the Company Disclosure Letter; (iii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee; (iv) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (v) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (vii) hire, or terminate (other than for cause) the employment of, any Company Employee with an annual total compensation in excess of $200,000;

(g) (i) make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Acquiror prior to the date hereof or (ii) incur any indebtedness for borrowed money, issue or sell any long-term debt securities or warrants or rights to acquire long-term debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof);
(h) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(h) of the Company Disclosure Letter, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;
(i) settle any claim, action or proceeding involving monetary damages in excess of $500,000 individually and $2,000,000 in the aggregate, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(j) (i) adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto or (ii) take any action to exempt any person, other than Acquiror or Merger Sub, from DGCL Section 203 or any other applicable anti-takeover Laws;
(k) make any changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law, rule, regulation or GAAP, in each case as approved in writing by the Company’s independent public accountants;
(l) enter into any securitizations of any loans or create any special purpose funding or variable interest entity;
(m) except in the ordinary course of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;
(n) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o) open any new offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Entity to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 6.2(o) of the Company Disclosure Letter;
(p) grant any exclusive rights with respect to any Proprietary Rights of the Company and its Subsidiaries, divest any Proprietary Rights, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for its products, technologies and services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;
(q) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets;
(r) take any action that is intended or would reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval (as defined in Section 8.1(b)) not being obtained on a timely basis or (iii) a material violation of any provision of this Agreement; or
(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.
6.3. No Fundamental Acquiror Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Acquiror nor Merger Sub shall, without the prior written consent of the Company, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1. Regulatory Matters. (a) Acquiror and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus and the Form S-4. Each of Acquiror and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Acquiror and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC.

(b) Subject to the other provisions of this Agreement, Acquiror and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Voting Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.
(c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Acquiror and the Company shall make any necessary filings with respect to the Merger under the Securities Act, the Exchange Act and the Advisers Act and the rules and regulations thereunder.
(d) Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Voting Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
7.2. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including Tax Returns and work papers of independent auditors), and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or other applicable Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Acquiror shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by,

and in accordance with, the provisions of the Confidentiality Agreement, dated November 15, 2010, between Acquiror and the Company (the “Confidentiality Agreement”).
(c) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.
7.3. Stockholder Approval. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The board of directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting, or in reference to an Acquisition Proposal (as defined in Section 7.4(b)), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Unless this Agreement is terminated in accordance with Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the board of directors of the Company shall have effected a Change in Company Recommendation, then the board of directors of the Company may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Form S-4 or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, unless this Agreement is terminated in accordance with Section 9.1, (i) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and (ii) the Company shall not (without Acquiror’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders Meeting, except to the extent required to obtain the Required Company Vote.
(b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:
(i) the Company and its board of directors have complied in all material respects with Section 7.4,
(ii) the Company’s board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(iii) if the Company’s board of directors intends to effect a Change in Company Recommendation following and as a result of an Acquisition Proposal, (A) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.4(c)) after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 7.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days.
(c) Immediately following the execution of this Agreement, Acquiror shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement for purposes of the Merger.
7.4. Acquisition Proposals. (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the

Company may, and may permit its Subsidiaries and its and their officers, directors, employees, agents, affiliates and representatives to, prior to (but not after) the date of the Company Stockholders Meeting, (A) take any action described in clause (ii) above and (B) to the extent permitted by and in compliance with Section 9.1(h), authorize the execution of a definitive agreement with respect to a Superior Proposal, in each case to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party that (1) contains (x) a customary “standstill” provision prohibiting such person and its affiliates and their respective representatives, for a period of nine (9) months from the date of such confidentiality agreement, from acquiring more than 5% of the voting securities of the Company, making Acquisition Proposals to or with respect to the Company or any of its Subsidiaries, commencing a tender or exchange offer or assisting, proposing or knowingly facilitating any of the foregoing and (y) other terms no less favorable to the Company than the Confidentiality Agreement and (2) shall not contain any provisions that would prevent the Company from complying with its obligations under this Agreement; and provided, further, that the Company shall contemporaneously provide Acquiror with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Acquiror (or its representatives).
(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Acquiror or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.
(c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power or assets of the Company (or a majority of the total voting power or assets of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and financing terms), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms proposed.

(d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Acquiror with respect to any Acquisition Proposal, will use its reasonable best efforts to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder, and will not waive or amend any provision of any such agreement. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Acquiror of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Acquiror with a copy of all material documentation and correspondence relating thereto) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Acquiror orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.
(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.
7.5. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and the Voting Agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required or advisable to be obtained by the Company, Acquiror or Merger Sub or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
(b) Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Voting Agreement, including using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the Voting Agreement and (ii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement and the Voting Agreement or seeking material damages.
7.6. Employees; Employee Benefit Plans. (a) At 12:01 am on the calendar day immediately following the Closing Date, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall become eligible to participate in the employee benefit plans sponsored or maintained by Acquiror, pursuant to the terms thereof (excluding equity-based plans and defined benefit pension plans) (the “Acquiror Plans”) in which similarly situated employees of Acquiror participate, to the same extent as similarly situated employees of Acquiror so participate.
(b) With respect to each Acquiror Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any post-retirement welfare benefit plan of Acquiror nor any sabbatical program of Acquiror), service with the Company or any Subsidiary shall be treated as service with Acquiror; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Acquiror Plan. Each Acquiror Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit, to the extent administratively feasible, for amounts paid under a corresponding Company or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plan during the applicable plan year.
(c) The Company and Acquiror acknowledge and agree that all provisions contained herein with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Acquiror and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Acquiror or any of its affiliates. Nothing in this Agreement shall prevent Acquiror from amending, modifying or terminating after the Effective Date any Plan maintained or sponsored by the Company.
(d) The Company and each of its Subsidiaries shall take all actions necessary to terminate, immediately prior to the Effective Time, any Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”), in which case the Company Employees shall, effective immediately prior to the Effective Time, be fully vested in any unvested amounts contained in their accounts under the 401(k) Plan. Taking into account the provisions of Section 7.6(b) above, then-current eligible Company Employees shall be eligible to participate in an Acquiror Plan that corresponds to the 401(k) Plan either at 12:01 am on the calendar day immediately following the Closing Date or on the first calendar day of the month following the month of the Effective Time, as determined by Acquiror. As soon as practicable following IRS approval of the termination of the 401(k) Plan, the assets thereof shall be distributed and Acquiror shall permit the employees of the Company employed by the

Surviving Company to roll any eligible rollover distributions (and eligible loans under the Company’s 401(k) Plan) over into the corresponding Acquiror Plan.
(e) Upon reasonable advance notice, the Company and each of its Subsidiaries shall take all actions necessary (including cooperation with Acquiror in the provision of notices, the making of any required filings with the applicable Governmental Entity, and the distribution of enrollment information) to terminate, effective as of the Effective Time, any health and welfare Plan identified by Acquiror, and to permit Company Employees, at 12:01 am on the calendar day immediately following the Closing Date, to be eligible to commence participation in a corresponding Acquiror Plan.
7.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or the Voting Agreement, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Acquiror shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror in writing thereof, provided, that the failure to so notify shall not affect the obligations of Acquiror under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Acquiror.
(b) For a period of six (6) years after the Effective Time, Acquiror shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Acquiror or one of its Subsidiaries (provided, that Acquiror’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Acquiror be required to expend, in the aggregate and on an annual basis, an amount (the “Insurance Amount”) in excess of 200% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Letter, and if Acquiror is unable to maintain or obtain the insurance called for by this Section 7.7(b) for an amount per year equal to or less than the Insurance Amount, Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror or by the Company (with Acquiror’s consent), which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time. If such prepaid policies have been obtained by the Company prior to the Effective Time with Acquiror’s consent, Acquiror shall maintain such policies in full force and effect and continue to honor all obligations thereunder.
(c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
7.8. Advice of Changes. Acquiror and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.
7.9. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Acquiror (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. In addition, the Company shall furnish Acquiror with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by the Company to Acquiror pursuant to this Section 7.9 shall be held in confidence to the same extent of Acquiror’s obligations under Section 7.2(b).
7.10. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b) to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

7.11. Takeover Laws. The Company and its board of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company’s certificate of incorporation or bylaws is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company’s certificate of incorporation or bylaws becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such Law or such takeover-related provision in the Company’s certificate of incorporation or bylaws on this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
7.12. Stockholder Litigation. The Company shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).
7.13. Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement and the Voting Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
7.14. Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and each shall not, and shall not permit any of their respective affiliates to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement shall use their reasonable best efforts to deliver representation letters referred to in Sections 8.2(c) and 8.3(c) hereof for the purposes of rendering opinions with respect to the tax treatment of the Merger.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement.

(b) Regulatory Approvals. (i) The regulatory approvals set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) any and all other regulatory approvals and consents required or advisable to consummate the transactions contemplated by this Agreement and the Voting Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, other than those approvals, consents and waiting periods the failure of which to be obtained, expired or terminated (x) would not be material to the business or operations of the Company and its Subsidiaries, and (y) would not be material to the business or operations of Acquiror and its Subsidiaries (all of the approvals and consents and the expiration or termination of all such waiting periods referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Requisite Regulatory Approvals”).
(c) Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d) Stock Exchange Listing. The Acquiror Common Shares to be issued to the holders of Company Common Stock upon consummation of the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b) shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.
(f) Antitrust Approvals. (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any and all other waiting periods applicable to, and any and all clearances, approvals and consents required or advisable to be obtained in connection with, the transactions contemplated by this Agreement under the Laws governing antitrust, unfair competition or restraints on trade in the jurisdictions listed in Section 8.1(f) of the Company Disclosure Letter shall have expired, been terminated, obtained, or no longer deemed necessary or advisable by Acquiror (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).
8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.8(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
(c) Tax Opinion. Acquiror shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to Acquiror, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.
8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Acquiror and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 5.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse

Effect on Acquiror. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the foregoing effect.
(b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to such effect.
(c) Tax Opinion. The Company shall have received a written opinion from Kirkland & Ellis LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.
ARTICLE IX
TERMINATION AND AMENDMENT
9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a) by mutual consent of Acquiror and the Company in a written instrument;
(b) by either Acquiror or the Company if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, (y) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (z) any Governmental Entity from which an Antitrust Approval is required has denied such approval and such denial has become final and nonappealable;
(c) by either Acquiror or the Company if the Effective Time shall not have occurred on or before December 31, 2011, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d) by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Acquiror or the Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;
(f) by Acquiror if (i) the board of directors of the Company shall have failed to recommend the Merger and the adoption of this Agreement by the stockholders of the Company, or shall have effected a Change in Company Recommendation, or shall have taken any other action or made any other statement in connection with the Company Stockholders Meeting or otherwise inconsistent with such recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted under this Agreement, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Acquiror, (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.3 or (iv) the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives (including any investment bankers, attorneys or accountants retained by the Company or any of its Subsidiaries) negotiates or authorizes the conduct of negotiations (and ten (10) days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal) regarding an Acquisition Proposal other than the Merger;
(g) by Acquiror if a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or
(h) by the Company, prior to the receipt of the Required Company Vote, in order to enter into a transaction that is a Superior Proposal, if the Company’s board of directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) the Company’s board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the “Termination Notice Period”), specifying the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(h), the Company enters into a definitive agreement with respect to such Superior

Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(h), and any purported termination pursuant to this Section 9.1(h) shall be void and of no force or effect, unless the Company pays to Acquiror the Termination Payment (as defined in Section 9.2(b)) in accordance with Section 9.2(b) prior to or concurrently with such termination pursuant to this Section 9.1(h); and provided, further, that in the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 9.1(h) with respect to such new written notice, except that the Termination Notice Period shall be reduced to three (3) Business Days.
9.2. Effect of Termination.
(a) In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Acquiror, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Acquiror, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
(b) The Company shall pay Acquiror (as consideration for termination of Acquiror’s rights under this Agreement), by wire transfer of immediately available funds, the sum of $41,900,000 (the “Termination Payment”) if this Agreement is terminated as follows:
(i) if this Agreement is terminated by Acquiror pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Acquiror the entire Termination Payment on the second Business Day following such termination;
(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(h), then the Company shall pay to Acquiror the entire Termination Payment prior to or concurrently with such termination (and such termination shall be contingent on making such payment); and
(iii) if (A) this Agreement is terminated by (I) Acquiror pursuant to Section 9.1(d), (II) by either Acquiror or the Company pursuant to Section 9.1(e) or (III) by either Acquiror or the Company pursuant to Section 9.1(c) without a vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholders Meeting having occurred, and in the case of clauses (I), (II) or (III) above, an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting, in the case of clause (II), or the date of termination, in the case of clauses (I) or (III), and (B) within 12 months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (whether or not the same one as made prior to the date of such Company Stockholder Meeting or termination, as the case may be), then the Company shall pay to Acquiror the Termination Payment on the date of such execution or consummation, provided, however, that for the purpose of this clause (B), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “50% or more”.
(c) The Company and Acquiror agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Acquiror the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of the The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
9.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except as provided in Section 9.2 hereof and except that expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Acquiror and the Company.
10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)	if to Acquiror or Merger Sub, to:

The Charles Schwab Corporation 211 Main Street San Francisco, CA 94105
Attn:	Joseph R. Martinetto, Executive Vice President and Chief Financial Officer

Fax:	(415) 667-9731
with a copy to (which shall not constitute notice):
The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attn:	Carrie E. Dwyer, Executive Vice President, Corporate Oversight and General Counsel

Fax:	(415) 667-9814
with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Lee Meyerson Elizabeth A. Cooper

Fax:	(212) 455-2502
(b)	if to the Company, to:

optionsXpress Holdings, Inc.
311 W. Monroe St., Suite 1000
Chicago, IL 60606
Attn:	Adam J. DeWitt, Chief Financial Officer

Fax:	(312) 220-7070
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn:	Sanford E. Perl, P.C. Gerald T. Nowak, P.C.

Fax:	(312) 862-2200
10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Acquiror, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Acquiror Disclosure Letter, and (ii) with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Company Disclosure Letter.
10.5. Counterparts. This Agreement may be executed by facsimile (or other electronic means) and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with the provisions thereof.
10.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law are applicable).

(a) Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Acquiror, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
(b) Each of Acquiror, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.
(c) Each of Acquiror, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by the parties to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
10.9. Publicity. Acquiror and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement and the Voting Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the NYSE or The NASDAQ Stock Market, Inc. Without limiting the preceding sentence, Acquiror and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement and the Voting Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (a) consult with Acquiror regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated by this Agreement and the Voting Agreement, (b) provide Acquiror with stockholder lists of the Company from time to time as requested by Acquiror and (c) allow and facilitate Acquiror contact with stockholders of the Company and other prospective investors.
10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
10.11. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.
10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including consummation of the Merger), this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE CHARLES SCHWAB CORPORATION
By:	/s/ Joseph R. Martinetto
	Name:	Joseph R. Martinetto
	Title:	Executive Vice President and Chief Financial Officer

NEON ACQUISITION CORP.
By:	/s/ George A. Gill
	Name:	George A. Gill
	Title:	President

OPTIONSXPRESS HOLDINGS, INC.
By:	/s/ David Fisher
	Name:	David Fisher
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]